Exhibit 5.1
 LETTERHEAD OF DAVID M. BOVI, P.A.

April 29, 2021

SharpSpring, Inc.
5001 Celebration Pointe Avenue, Suite 410
Gainesville, FL 32608

Re:
SharpSpring, Inc.
Registration Statement on Form S-8

Gentlemen:

We have acted as counsel for SharpSpring, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of: (i) 327,961 shares of common stock, par value $.001 per share, of the Company (the “Common Stock”) pursuant to the SharpSpring, Inc. 2019 Equity Incentive Plan (the “2019 Plan”) and 1,341,361 shares of Common Stock pursuant to the SharpSpring, Inc. 2010 Restated Employee Stock Plan (the “2010 Plan” and together with the 2019 Plan, the “Plans”). The shares of Common Stock that are to be issued under the Plans are collectively referred to herein as the “Shares.”

In connection with the foregoing, we have examined and are familiar with the Plans, certificate of incorporation of the Company, as amended, the bylaws of the Company, the corporate proceedings with respect to the issuance of the Shares, the registration statement on Form S-8 filed in connection with the registration of the Shares (the “Registration Statement”), and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion. In our examination of these documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares are issued in accordance with the provisions of the Plans, as applicable, will be validly issued and are fully paid and non-assessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquiries as we consider necessary to render the opinions above. This opinion is limited to the effect of the current state of the law of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ David M. Bovi, P.A.
David M. Bovi, P.A.